Exhibit 99.1

Bsquare Appoints Ralph Derrickson as President and Chief Executive Officer

Ralph Derrickson also to join board of directors, William Savoy to resign from board of directors

Bellevue, WA – February 20, 2019 – Bsquare Corporation (NASDAQ: BSQR) announced today the appointment of Ralph C. Derrickson as president and chief executive officer, and also to the company’s board of directors, effective Monday, March 11, 2019. Mr. Derrickson is a highly accomplished business leader with a wide range of experience using technology to create innovative products, services and business models. He has led a range of organizations, from start-ups to companies undergoing turn-arounds.

Andrew Harries, whose role will revert to Bsquare board chairman, observed “We are delighted to have recruited an individual of Ralph’s caliber to lead our team. The board believes the changes instituted in 2018 were a vital first step and that Ralph’s leadership will accelerate our efforts to establish a long-term strategy for growth and value creation.”

“Bsquare has a storied history as a provider of embedded software and professional engineering services to a marquee list of Fortune 500 customers. Early experience delivering IoT software bodes well for our future providing industrial-grade enterprise solutions that combine data analytics, machine learning and distributed intelligence in a cloud environment,” said Mr. Derrickson. “Our long-standing relationship with Microsoft and our rapidly developing collaboration with Amazon Web Services position us well to provide customers with a range of edge-to-cloud solutions to meet their evolving needs. I look forward to working with the board of directors and Bsquare team to build a future founded on integrity, innovation, collaboration with our customers and partners, and value for our investors.”

Mr. Derrickson was president & CEO of Carena, Inc., a pioneer in the development of virtual health care delivery until its acquisition by Avizia in 2017. Mr. Derrickson served as SVP of Corporate Development until Avizia’s acquisition by American Well in July 2018. Prior to Carena, Mr. Derrickson was managing director of venture investments at Vulcan Capital where he was actively involved in the investment, growth and operations of the firm’s technology portfolio companies. Mr. Derrickson has served for 15 years on the board of Perficient (PRFT), an IT services firm with expertise in e-commerce digital transformation. Mr. Derrickson has senior leadership experience at Metricom, Starwave Corporation (acquired by Walt Disney), and NeXT Computer (acquired by Apple Computer). He began his career as a software engineer at Digital Research and Sun Microsystems.

Mr. Derrickson serves on the dean’s advisory board of the Golisano College of Computing & Information Sciences at Rochester Institute of Technology, where he earned a BT in Systems Software. He also serves on the advisory board for the Buerk Center for Entrepreneurship, in the Foster School of Business at the University of Washington.

The company also announced that long-standing board member William Savoy will be stepping down from the Bsquare board of directors and Mr. Derrickson will join the board in his place.

“The board and I would like to thank Bill Savoy for his many years of service to Bsquare; his commitment and contributions will be missed and we wish him the best going forward,” added Mr. Harries.

About Bsquare

For over two decades, Bsquare has helped businesses around the world extract value from a broad array of enterprise assets by making them intelligent, connecting them, and using the data they generate to digitally transform their business operations. Bsquare delivers this though a comprehensive suite of award-winning industrial IoT services and software that include embedded device engineering, AWS and Microsoft Azure cloud integration, and advanced data science consulting. For more information, visit www.bsquare.com.